UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 26, 2004 Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its charter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

(518) 533-2200
(Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report) _______________________________________________________________________

Item 5. Other Events and Regulation FD Disclosure.

On January 27, 2004 Mechanical Technology Inc. (the Company) announced that it has entered into an agreement with Fletcher International, Ltd. for the purchase of $10 million of its common stock with two possible additional investments that may aggregate up to another $26 million in sales of its common stock before December 31, 2006.

Below is a press release issued by the Company on January 27, 2004, announcing this transaction.

FOR:

Mechanical Technology

CONTACT:

George Relan

Director, Corporate Relations

Telephone (518) 533-2220

grelan@mechtech.com

MTI ENTERS INTO AGREEMENT FOR PRIVATE PLACEMENT

OF COMMON STOCK

  A $10 Million Initial Investment at Market Price and up to

$36 Million to Support Micro Fuel Cell Commercialization -

Albany, N.Y., January 27, 2004 -- Mechanical Technology Inc. (NASDAQ:MKTY) announced today that it has entered into an agreement with Fletcher International Ltd. (Fletcher), a leading institutional investor, for the purchase of $10 million of Mechanical Technology (MTI) common stock with two possible additional investments that may aggregate up to another $26 million in sales of MTI common stock before December 31, 2006.

The proceeds of the offering are to be used primarily to support the operations of MTI MicroFuel Cells Inc. (MTI Micro), a subsidiary of the Company, and a leader in the design, development and commercialization of direct methanol fuel cells (DMFCs).  DMFCs are intended to be used as a wireless power source for portable devices in consumer, commercial and military markets.  MTI Micro plans to introduce its first product by the end of 2004.

"This initial $10 million investment will bring MTI's receivables from the sale of securities and cash position to a total of approximately $24 million. The Company believes the proceeds of this placement will support MTI Micro's efforts through its first product introduction by the end of 2004 and should also provide for the development of additional products.  MTI expects cash used in operations and capital expenditures to total approximately $1.5 million per month in 2004," said Dale W. Church, Chairman and CEO of MTI and Chairman of MTI Micro. "We are now well positioned to continue our strong progress towards the successful development and commercialization of DMFCs for portable devices," said Church.

Under the agreement, Fletcher, an accredited institutional investor, agreed to purchase 1,418,842 shares of MTI common stock at a purchase price of $7.05 per share, which was the volume-weighted average price for January 23, 2004.  This will result in aggregate proceeds to the Company of $10 million before placement fees and other offering expenses.

Also as part of the agreement, MTI granted Fletcher a one-time right to purchase up to $8 million in additional shares of MTI common stock at a price of $7.05 per share.  This additional investment must be made within 90 business days after the date the stock is registered with the Securities and Exchange Commission (SEC), or all rights will expire.  MTI has agreed to file a registration statement with the SEC no later than February 25, 2004.

If Fletcher purchases the $8 million of common stock, bringing its total investment in the Company to $18 million, then Fletcher may purchase an additional $18 million of the Company's common stock at either $7.05 per share or a market price as defined in the agreement. Fletcher may purchase stock under this right on one or multiple occasions until December 31st, 2006.

MTI has the right to request that Fletcher purchase the final $18 million worth of stock if the prevailing price of MTI stock, as defined in the agreement, exceeds $11.28 for two consecutive quarter-ends prior to June 30th, 2005, or for any quarter-end after June 30th, 2005.  If not exercised within 30 business days, the remainder of the right will be forfeited.

Also as part of the agreement, MTI granted Fletcher a one-time right to purchase up to $10 million worth of the Company's holdings in Plug Power Inc. (NASDAQ:PLUG) common stock during the month of June, 2005, under certain circumstances.  In connection with this agreement, MTI will escrow 3 million shares of Plug Power common stock.

About MTI

MTI (NASDAQ:MKTY) is primarily engaged in the development of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc., and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. MTI also co-founded and retains a interest in Plug Power Inc., a leading manufacturer of fuel cells. For more information: www.mechtech.com.

###

Safe Harbor Statement:

Statements in this press release which are not historical fact including statements regarding managements intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements about progress towards, and cost of, commercializing DMFCs and the impact that this investment will have on commercialization and the development of additional products. It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to this transaction, financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K for the year ended December 2002 and Quarterly Reports on Form 10-Q.

Copies of the Agreement between the Company and Fletcher and the Form of Certificate of Additional Investment Rights to be issued to Fletcher in the private placement are filed as Exhibits 10.121 and 4.1, respectively, to this report and are incorporated herein by reference. The foregoing descriptions of those agreements and the transactions contemplated by them are not intended to be complete and are qualified in their entirety by reference to the complete text of those agreements.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

EXHIBIT
NO.	DESCRIPTION

4.1	Form of Certificate of Additional Investment Rights to be issued to Fletcher International, Ltd.

10.121	Agreement, dated January 26, 2004, between Mechanical Technology Inc. and Fletcher International, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED (Registrant)

Date: January 27, 2004	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President and Chief Financial Officer